NATURE’S VALUE, INC.

468 Mill Road

Coram, New York 11727

August 28, 2012

Vitacost.com, Inc.

5400 Broken Sound Boulevard

Boca Raton, FL 33487

Re:       Manufacturing Agreement

Dear Gentlemen:

With a view toward establishing a mutually beneficial long term supply relationship, Nature’s Value, Inc. (“Supplier”) is pleased to supply products to your company (“Purchaser”) as follows:

1.            PRODUCTS. This letter agreement will cover the products listed on Schedule A attached, as same may be modified from time to time as stated herein (collectively, the “Products”). Additional Products may be added to Schedule A with the mutual written consent of the parties. Supplier may remove a Product from Schedule A by giving Purchaser three (3) months prior written notice of its intention to do so. “Products” also include the new products specified in Supplier’s quotations that have been executed by Purchaser and subsequently verified by Supplier in accordance with Supplier’s new product procedures. Supplier shall have the right to unilaterally add such new products to Schedule A from time to time.

2.            ORDER, ACCEPTANCE, DELIVERY. From time to time Purchaser may submit purchase orders for Products to Supplier. Each purchase order issued by Purchaser will comply with the provisions of this letter agreement. In that regard, to the extent terms contained on purchase orders are in addition to, different from or inconsistent with, the terms of this letter agreement, such terms will not be applicable nor binding on Supplier. For each order of Products accepted by Supplier (an “Order”), Supplier will issue an electronic or written order acknowledgement within 5 days of receiving the purchase order in question. Accordingly, each purchase order is subject to Supplier’s acknowledgment, which is applicable. Each acknowledgement issued by Supplier will comply with the provisions of this letter agreement. In that regard, to the extent terms contained on acknowledgements are in addition to, different from, or inconsistent with, the terms of this letter agreement, such terms will not be applicable nor binding on Purchaser. Supplier will deliver the Products stated in each Order to the applicable shipping point within the lead times specified on Schedule A for the Products in question.

Unless otherwise specified on Schedule B, all shipments will be delivered (i) for sales having an ultimate destination within the United States and its territories, “F.O.B. Supplier’s applicable plant”; or (ii) for sales having an ultimate destination outside the United States or its territories, “ex work’s Supplier’s applicable plant”. Unless otherwise indicated, the foregoing mercantile symbols shall have the meaning ascribed to them under the New York Uniform Commercial Code for sales within the United States and its territories, and under the International Commercial Terms – 2000 of the International Chamber of Commerce for sales outside the United States and its territories.

3.            PRICE AND PAYMENT. The prices for Products shall be as specified on Supplier’s applicable quotes for such products or Formulation Document as determined by Supplier. These quotes will be issued by Supplier from time to time in connection with this letter agreement (collectively, “Quotes” and singularly, a “Quote”). Accordingly, Quotes are applicable to this letter agreement. Subject to the provisions hereof, prices specified in Supplier’s Quotes will be fixed for the period stated in this letter agreement.

4.            PRICING AND PRICE INCREASES. Subject to the provisions hereof, Supplier will provide guaranteed prices by product that will remain effective for a six month period.  Such pricing may only be changed in the event (a) the price of the raw material ingredients of a specific product increases the overall ingredient cost by greater than 10%, or (b) of a change in regulation or legislation which may, directly or indirectly, impact the overall cost of manufacture, production, maintenance, an sale of the Products by greater than 10%.  In the event of such a price increase, Supplier will provide 30 days written notice during which time Purchaser may elect to issue any future orders for the affected Products.  If such price increase is accepted, the new price will become effective for all orders after the expiration of the aforementioned 30 day notice period, and will remain in effect for six months, unless additional raw material price changes occur.   If such price increase is rejected, Supplier will complete the manufacturing of any existing open orders of said product, at which point any pricing will be no longer valid for future orders.

Vitacost.com, Inc.

August 28, 2012

Documentation of any raw material price increase will be provided by Supplier, upon request, in the form of a vendor invoice, vendor price quote or if neither is available, any other form acceptable to Purchaser.

5.            MINIMUM QUANTITY REQUIREMENTS; FORECASTS. The minimum order quantity requirement (“MOQ”) and ordering increments for each Product are as specified on Schedule A.

6.            TERM AND TERMINATION. (a) Unless earlier canceled as described in this paragraph 6, this letter agreement is effective for a period of two (2) years commencing on the date of this letter (the “Initial Term”). After the expiration of the Initial Term, this letter agreement will continue to renew for successive one (1) year terms until either party terminates it pursuant to the provisions of this paragraph 6.

(b) Beginning on a date which is 60 days from the date hereof and ending on the expiration of the Initial Term, the Purchaser may terminate this letter agreement (the “Early Termination”) at any time for any reason, upon giving Supplier at least one hundred eighty (180) days prior written notice of its intention to do so (the “Early Termination Notice”). In the event of an Early Termination, all then pending Orders issued pursuant to this letter agreement, together with then existing Firm Commitment Orders, will remain in full force and effect and will continue to be governed by the terms and conditions of this letter agreement until the transactions contemplated thereby are completed. The Purchaser will have no liability solely for exercising its right to terminate this letter agreement pursuant to this paragraph 6(b).

(c) After the Initial Term either party may terminate this letter agreement (the “Convenience Termination”) at any time for any reason, upon giving the other party at least one hundred eighty (180) days prior written notice of its intention to do so (the “Convenience Notice”). In the event of a Convenience Termination, all then pending Orders issued pursuant to this letter agreement, together with then existing Firm Commitment Orders, will remain in full force and effect and will continue to be governed by the terms and conditions of this letter agreement until the transactions contemplated thereby are completed. Neither party shall be liable to the other on account of exercising the right to terminate this letter agreement for convenience under this paragraph 6(b), except to the extent otherwise expressly stated herein.

(d) In the event a party materially breaches this letter agreement and, in the case of a non-monetary breach, fails to cure such breach within thirty (30) days of receiving written notice of such breach, the non-defaulting party may terminate this letter agreement immediately by giving written notice of its intention to do so. It is expressly acknowledged and agreed that any breach of warranty as per the provisions of Schedule C annexed hereto shall be deemed to be a non-monetary breach of this letter agreement. The non-defaulting party will have no liability solely for exercising its right to terminate this letter agreement pursuant to this paragraph 6(d).

(e) Both the Supplier and the Purchaser acknowledge and agree that those certain Commercial Lease Agreement and Equipment Lease Agreement by and between the Supplier and the Purchaser will automatically terminate on the termination of this letter agreement, regardless of the type of termination of this letter agreement.

7.            CUSTOMER WARRANTY RIGHTS. Certain warranty and standard terms and conditions are described in Schedule C to this letter agreement, and along with Schedules A and B, form a part of this letter agreement as if fully set forth in the body of this letter agreement, and are applicable.

8.            MISCELLANEOUS. (a) This letter agreement, the Quotes and the order acknowledgments for purchases of Products are intended by the parties to be a final, complete and exclusive statement of their agreement with respect of the subject matter contained herein. All prior or contemporaneous oral or written statements, agreements, promises or understandings are hereby excluded and are superseded.

(b)          This letter agreement may not be modified or amended except by an instrument in writing signed by the party or parties against whom enforcement is sought.

Once again, Supplier appreciates the opportunity to establish a long term supply relationship with Purchaser and to support Purchaser as a valued customer. If you are in agreement with the foregoing, please indicate your acceptance of the terms by signing in the space provided below. Please retain one original for your files and return the other executed original to the undersigned.

Vitacost.com, Inc.

August 28, 2012

Very truly yours,

Nature’s Value, Inc.

By:	/s/ Joseph M. Kramer
Name: Joseph M. Kramer
Title: CFO

ACKNOWLEDGED AND AGREED
to this 28th day of August, 2012

Vitacost.com, Inc.

By:	/s/ Jeffrey J. Horowitz
Name: Jeffrey J. Horowitz
Title: Chief Executive Officer

SCHEDULE A

TYPE, VARIETY, QUANTITY AND PRICE OF PRODUCTS:

See Attached.

SCHEDULE B

DELIVERY AND CREDIT TERMS

Delivery:  FOB Shipping Point

SCHEDULE C

Warranty and Standard Terms

The provisions hereof supplement and constitute a part of the provisions contained in that certain letter agreement by and between Supplier and Purchaser, to which this schedule is attached (the “Attached Agreement”). Accordingly (i) all references in this Schedule C to the terms of “this Agreement,” “hereunder,” “herein,” “hereby” and “hereto” shall be deemed to refer to this Schedule C and the Attached Agreement; and (ii) all terms not otherwise defined herein shall have the meaning ascribed thereto in the Attached Agreement.

1.          Warranty. (a) Subject to the provisions and qualifications hereof, Supplier warrants only to Purchaser that on the date of shipment the Products sold pursuant hereto which are manufactured by Supplier will conform to Supplier’s applicable Formulation Document (as defined below) in effect on the date of shipment, as may be further amended by Supplier from time to time. Conformance to Formulation Document will be based on Supplier’s then applicable established test performance criteria and measurement instructions, as determined by Supplier. Supplier warrants that facilities, products, and processes will conform with Applicable Laws (as defined below). The warranty period for Products that are contained in finished Packaging will be for a period of twelve (12) months after shipment from Supplier’s applicable plant, unless another period is specified by Supplier in writing. The warranty period for Products that are contained in bulk containers will be the earlier of (i) 2 weeks after shipment from Supplier’s applicable plant; or (ii) the date the container containing the bulk product is unsealed. The applicable warranty periods stated above for Products contained in finished Packaging and Products contained in bulk containers are referred to as the “Warranty Period”, as applicable.

For purposes hereof, the term “Formulation Document” means Supplier’s applicable product specification sheet that identifies the content and relative amounts of ingredients purposely added and combined by Supplier to manufacture the Products in question, together with approximate, theoretical average finished weights and fill weights, all subject to Permissible Variations. The Formulation Document shall not be deemed to specify any performance or other qualitative or quantitative criteria of the Products based on the contents or relative amounts of ingredients contained in the Products, irrespective of whether such ingredients are in an isolated state or combined with any other ingredient by mixture, compound, solution, solvent or otherwise (collectively “Implied Performance Attributes”).

(b)           IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT Supplier MAKES NO WARRANTIES WHATSOEVER WITH RESPECT TO (i) Raw Materials (AS DEFINED IN PARAGRAPH 4(a)), (ii) Packaging (AS DEFINED IN PARAGRAPH 1(c)), (iii) Labeling (AS DEFINED IN PARAGRAPH 3(b)) OR Label Compliance (AS DEFINED IN PARAGRAPH 3(b)), IRRESPECTIVE OF WHETHER THE ITEMS REFERRED TO IN SUBSECTIONS (i)-(iii) ARE PROVIDED BY Supplier, Purchaser OR ANOTHER Person; AND (v) THE TASTE, FLAVOR OR FRAGRANCE OF ANY OF THE Products, OR WHETHER SUCH TASTES, FLAVORS OR FRAGRANCES ARE, IN FACT, AS STATED. ACCORDINGLY, Raw Materials, Packaging AND Labeling ARE PROVIDED “AS IS”, “WITH ALL FAULTS”. Raw Materials and Packaging WILL CARRY ONLY THE WARRANTY OF THE MANUFACTURER, IF ANY, AND ONLY TO THE EXTENT ANY SUCH WARRANTY IS ASSIGNABLE BY Supplier TO Purchaser. FURTHER, THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION OF THE EXPRESS TERMS OF PARAGRAPH 1(a).

Supplier maintains and up-dates samples for each Product.

(c)          Further, to the maximum extent permitted by Applicable Laws, Purchaser shall also be barred from any recovery (including, without limitation, any recovery under the express warranty specified in paragraph 1(a)) on account of the following, and any liability of Supplier on account of any of the following or the use of related Products is waived: (i) any Products which have been subject to accident, negligence, alteration, abuse, tampering, misuse, or the like; (ii) any Products which are used for purposes other than for which they were manufactured, as specified by Supplier or as specified on the label of the Product; (iii) Permissible Variations (as defined below); (iv) unreasonable use, use of any Products beyond normal fashion or failure to follow instructions; (v) any Products which are subject to improper storage (including, without limitation, exposure to weather or high or low temperatures, or moisture), as determined by Supplier; (vi) Packaging Compliance (as defined in paragraph 3(a)) or packaging of the Products including all related paraphernalia such as pumps and related items (collectively, “Packaging”); (vii) tastes, flavors or fragrances of any of the Products, or whether such tastes, flavors or fragrances are, in fact, as stated; (ix) any defect or non-conformity caused in whole or in part by imperfections in Raw Materials; (x) inaccurate expiration dates relating to any of the Products, whether determined by Supplier or other Person; (xi) Implied Performance Attributes (xii) Label Compliance (as defined in paragraph 3(b)); (xiii) any Purchaser Responsibilities (as defined in paragraph 4(b)); and (xiv) the failure of any of the Products or the ingredients or formulations contained therein to comply with any domestic or international laws, rules or regulations other than Applicable Laws (as defined below).

For purposes hereof, the term “Permissible Variations” means (i) Supplier’s standard variations of ingredients and measurements, and (ii) permitted variations contained in Supplier’s test criteria and measurement instructions. The term “Person” means any natural person, corporation, division of a corporation, partnership, proprietorship, joint venture, association, trust, estate, foundation, or any other entity, whether or not incorporated, and any governmental authority, unit or agency. The term “Applicable Laws” means all applicable U.S. laws, rules and regulations applicable to Supplier. Goods may be deemed non-conforming under this agreement to the extent Supplier fails to comply with Applicable Laws and such failure affects the salability of goods. Upon reasonable request Supplier shall provide sufficient information to verify compliance with Applicable Laws.

(d)          THE EXPRESS WARRANTIES SET FORTH IN PARAGRAPH 1(a) ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES CONCERNING INFRINGEMENT OR THE LIKE.

(e)         Supplier MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO Products NOT MANUFACTURED BY IT. Products FURNISHED BY Supplier BUT NOT MANUFACTURED BY Supplier WILL CARRY ONLY THE WARRANTY OF THE MANUFACTURER, IF ANY.

2.          LIMITATION OF REMEDIES, WAIVER OF CONSEQUENTIAL DAMAGES. (a) EXCEPT AS OTHERWISE EXPRESSLY STATED IN PARAGRAPH 2(b), Supplier’s SOLE AND EXCLUSIVE OBLIGATION AND LIABILITY HEREUNDER, AND Purchaser’s SOLE AND EXCLUSIVE RIGHTS AND REMEDIES WITH RESPECT THERETO, SHALL BE THE REPLACEMENT, AT Supplier’s OPTION, OF ANY Products MANUFACTURED BY Supplier WHICH MAY PROVE TO BE DEFECTIVE WITHIN THE Warranty Period. SUBJECT TO THE PROCEDURES SET FORTH BELOW, Supplier WILL REPAIR OR REPLACE SUCH DEFECTIVE Products, AS THE CASE MAY BE, FREE OF CHARGE.

In order for Purchaser to be entitled to receive the rights and remedies contained in this paragraph 2, Purchaser must, during the applicable Warranty Period, notify Supplier in writing of the existence of possible defective Products within thirty (30) days after discovery thereof or the time Purchaser should have discovered such possible defect or else such claims shall be deemed waived. Such notification shall contain a request for a return material authorization (“RMA”) from Supplier, and Purchaser shall comply with Supplier’s then applicable RMA procedures and Purchaser agrees that such RMA procedures are applicable to and binding on Purchaser. Supplier shall have no liability or obligation to Purchaser for loss or damage resulting from the testing, repair, replacement, loss of use, removal or recall of Products, and any such liability is hereby waived. Supplier’s determination as to whether Products are defective or are otherwise covered by the express warranties contained in paragraph 1(a) shall be conclusive and binding on Purchaser. The determination of whether the Products in question are defective will be made by Supplier’s testing and measurement criteria, including, without limitation, analytical and micro-biological testing, and such results or determination shall be conclusive and binding on Purchaser.

(b)          IF AFTER A REASONABLE NUMBER OF ATTEMPTS BY Supplier TO REMEDY A DEFECT PURSUANT TO PARAGRAPH 2(a) AND THE REMEDY FAILS OF ITS ESSENTIAL PURPOSE OR IS OTHERWISE DEEMED UNCONSCIONABLE OR UNENFORCEABLE IN THE JURISDICTION IN WHICH ENFORCEMENT IS SOUGHT, OR IN THE EVENT REPAIR OR REPLACEMENT IS NOT APPROPRIATE OR PRACTICAL AS DETERMINED BY Supplier IN ITS SOLE AND ABSOLUTE DISCRETION, Purchaser SHALL, AT ITS OPTION, EITHER RECEIVE (i) A REFUND OF THE PURCHASE PRICE FOR THE DEFECTIVE Products; OR (ii) A CREDIT IN AN AMOUNT EQUAL TO THE PURCHASE PRICE OF SUCH Products, IT BEING UNDERSTOOD THAT THE REMEDIES STATED IN THIS PARAGRAPH 2(b) SHALL THEN BE Purchaser’s SOLE AND EXCLUSIVE REMEDY.

(c)         Supplier’s total obligations and liabilities under this Agreement and the transactions contemplated hereby will be limited to insurance proceeds actually received under Supplier’s insurance policy for the claim in question. Supplier agrees to carry at least Five Million Dollars ($5,000,000) of products liability insurance.

3.          Purchaser Responsibilities. (a) Unless otherwise expressly stated in the Attached Agreement, Purchaser acknowledges and agrees that Purchaser shall be solely responsible (at its sole cost and expense) for the following (i) testing and verifying whether and the manner and extent to which the active ingredients contained within the Products retain their respective integrity over time, (ii) ensuring that the Products and ingredients contained therein and the related formulations comply with all Laws (other than Applicable Laws), (iii) conducting preservative challenge tests and verifying the effectiveness of the preservatives used in all Products; and (iv) the condition, functionality and appropriateness of the Packaging and ensuring that it is in compliance with all Laws (collectively, “Packaging Compliance”), and Supplier shall have no liability or responsibility for any of the forgoing items (i) – (iv), or for the failure of the Products or Packaging to satisfy same, all as more particularly stated in paragraph 1. For purposes of this Agreement, the term “Laws” shall mean all Applicable Laws and all other domestic and international laws, rules, and regulations.

(b)          Unless otherwise expressly stated in the Attached Agreement or, applicable Quote, Purchaser acknowledges and agrees that it shall be responsible for providing all labels and other written, printed or graphic matter on, accompanying or affixed to the Products including, without limitation, ingredients, dosages, instructions and warnings (collectively, “Labeling”). Purchaser shall be solely responsible for the following (collectively, “Label Compliance”): (i) ensuring that the Labeling of all of the Products is in full compliance with all Laws; (ii) verifying the truth, accuracy and completeness of the Labeling for all of the Products in accordance with Laws; and (iii) providing accurate expiration dates and related information to be properly specified and affixed on all of the Products. Supplier shall have no liability or responsibility for Label Compliance of the failure to achieve such compliance or for any of the forgoing items (i) – (iii), all as more particularly stated in paragraph 1. Purchaser acknowledges and agrees that Supplier, at its option and at any time and from time to time, may at Supplier’s cost (i) assist Purchaser in providing the Labeling or any portion thereof for any of the Products or (ii) assist Purchaser in providing expiration dates for any of the Products, and such assistance referenced in items (i) and (ii) shall only be as an accommodation as a potential guideline to Purchaser and without any liability to Supplier, all as more particularity specified in paragraph 1.

(c)         Purchaser hereby represents and warrants that any formulation documents and the contents thereof provided by Purchaser to Supplier hereunder shall not infringe on any third-party’s intellectual property rights, including, without limitation, any third-party patents, copyright or trade secrets, whether registered or unregistered.

4.          Raw Materials, testing and related issues. (a) From time to time, Supplier may perform certain testing and analysis on Raw Materials and production batches of Products. Further, these tests may consist of stability, identity and assay tests, among other tests. Except as required by Applicable Laws or as otherwise expressly stated in the Attached Agreement or applicable Quote, Supplier is under no obligation to perform any of these tests and it may not perform any at all. Raw Materials and batches of Products that pass these tests are referred to as “Conforming Products”. Such testing and analysis may be performed by Supplier or by a Person engaged by Supplier. Tests performed by Supplier will be performed in accordance with Supplier’s then existing test and analysis procedures, as may be modified by Supplier from time to time. The results of tests performed by or on behalf of Supplier shall be conclusive and binding upon Purchaser to the extent tests are scientifically valid, performed in satisfaction of Applicable Laws, and subject to established industry standards. If at a later date, Conforming Products exhibit defects or non-conformities or other deteriorating or debilitating conditions that are inconsistent with these test results (an “Inconsistency”), it shall be conclusively presumed that such Inconsistency is the result of Purchaser’s improper storage of the Products in question, or other improper act or omission of Purchaser, its contractors or customers. Accordingly, Purchaser shall be barred from any recovery against Supplier (including, without limitation, the express warranty in paragraph 1(a)) by reason of any Inconsistency, and Supplier shall have no liability therefor, all as more particularly specified in paragraph 1. In this regard, if a test concludes that there is no micro-organism issue with a particular Conforming Product and it is subsequently discovered that a particular micro-organism exists in the Conforming Product in question, the initial test shall remain valid, conclusive and binding and no Inconsistency shall be deemed to exist even if the test was performed prior to placing the Product in Packaging and the test investigated the presence of the identified micro-organism.

For purposes of this Agreement, the term “Raw Materials” means the ingredients used to manufacture the Products.

(b)          The Purchaser’s responsibilities as specified in paragraphs 3(a) and (b) and paragraph 4(a) are hereby collectively referred to as the “Purchaser Responsibilities”. Subject to paragraph 5(c), Purchaser’s Orders for the Products may not be cancelled by Purchaser and such Products are not returnable, except Purchaser may return Products that fail to comply with Supplier’s express warranty specified in paragraph 1 during the applicable Warranty Period pursuant to Supplier’s return material authorization policy. Accordingly, subject to paragraph 5(c), Purchaser does not have the right to postpone, reschedule, cancel or otherwise modify the delivery dates specified in Orders and the related shipment of Products. Purchaser may accelerate delivery dates with the prior written consent of Supplier.

(c)          Subject to the provisions of this paragraph 4(c), Purchaser may cancel Orders free of charge provided Supplier receives written notice of Purchaser’s intent to do so prior to coming within the lead time for the Products that are the subject of the cancellation request; otherwise Purchaser will pay Seller’s then-applicable cancellation fees. Purchaser may reschedule a release of Products contained within an Order or an entire Order provided Supplier receives written notice of Purchaser’s intention to do so prior to coming within the lead time for the Products that are the subject of the rescheduling request. The maximum delay in delivery of any rescheduled release or Order, as the case may be, is ninety (90) days from the original delivery date specified in the particular Order, subject to any longer period specified by Supplier due to logistics or production commitments made to other customers. Purchaser shall not have the right to reschedule any particular release or Order more than two (2) times and once a release or Order is rescheduled, it may not be canceled. In addition, if Purchaser reschedules a release of Products or an entire Order, Supplier shall have the right to issue an invoice for the cost incurred by Supplier in procuring Raw Materials and Packaging costs (if any) associated with the rescheduled release or Order in question, together with Supplier’s then applicable handling fees associated with Raw Materials, Packaging and Labeling. Purchaser shall pay such amounts within 10 days from the date of the invoice in question.

(d)         Upon the expiration or termination of this Agreement, Purchaser shall promptly pay to Supplier the following: (i) Supplier’s cost of procuring Raw Materials and Packaging that have not been used to fabricate Products; (ii) the cost of finished Products not associated with then pending Orders; (iii) the cost associated with work in process that will not be used to fulfill then pending Orders; and (iv) Supplier’s then applicable handling fees associated with the Packaging and Raw Materials referred to in subparagraph (i) above as well as Labeling. These costs will be reasonably determined by Supplier and such determination shall be conclusive and binding on the parties hereto.

5.          Price. Except as otherwise specified in the Attached Agreement or on an applicable Quote, the purchase price of the Products includes Raw Materials and Packaging, but does not include (and Purchaser shall be responsible for) the following: any and all transportation costs, insurance costs, Labeling costs, and all applicable federal, state and local sales, use, property, excise and other taxes, duties or governmental charges imposed on or with respect to the Products, except taxes levied on Supplier’s net income. Except as otherwise expressly stated in an applicable Quote, the price of the Products also excludes costs and expenses associated with Purchaser Responsibilities. To the extent permissible, New York state sales tax will not be imposed on Products identified as samples on the face hereof. In the event of new taxes or increased rates which are applicable to the transactions contemplated hereby, the invoice issued to Purchaser shall be subsequently adjusted if necessary and Purchaser shall immediately pay any difference. Notwithstanding anything to the contrary contained herein, Supplier reserves the right to modify prices to reflect prices prevailing at the time of shipment for Products scheduled to be shipped under a particular Order more than six (6) months from the order entry date on Supplier’s records. In addition, if Purchaser does not issue purchase orders for Products under this Agreement during any consecutive 6 months period, Supplier shall have the right to issue an invoice for the cost incurred by Supplier for the Raw Materials and Packaging (if any) for Products, together with Supplier’s then applicable handling fees associated with Raw Materials, Packaging and Labeling. Purchaser shall pay such amounts within 10 days from the date of the invoice in question.

6.           Labeling. Unless otherwise expressly stated in the Attached Agreement or a Quote, Purchaser shall provide, at its sole cost and expense, the text for the Labeling for the Products, and same shall be in strict conformity with all Laws. Supplier shall have no liability for Labeling, as more particularly specified in paragraph 1.

7.          Force Majeure. Notwithstanding any provision herein to the contrary, Supplier shall not be liable or responsible for any delay in or failure of delivery of the Products or the Packaging of the Products (to the extent such packaging is provided by Supplier) by reason of force majeure, including, but not limited to, Supplier’s inability to obtain Raw Materials, Packaging or Labeling from suppliers or Purchaser (as applicable) or to obtain same on a timely basis, or as a result of interruption of transportation, delays in delivery, governmental regulation, changes in formulation of Products, delays in determining expiration dates, labor disputes, strikes, war, fire, flood, accidents, acts of God, civil disturbance, quota restrictions, unavailability of Packaging or necessary Raw Materials, or if any Raw Materials are contaminated in any way (as determined by Supplier pursuant to its Supplier’s then applicable testing and analysis procedures), or any other cause beyond Supplier’s control, whether or not such cause be of the same class or kind as those enumerated above, such enumeration being expressly understood to be in addition to other causes or classes of causes beyond Supplier’s control. In the event of the occurrence of any such causes, Supplier’s obligations under this Agreement shall be suspended during the time such cause continues to exist. However, if an event of force majeure prevents Supplier from performing its obligations hereunder for 60 days or more and such event is not caused in whole or in part by Purchaser’s acts or omissions, Purchaser may at any time thereafter until the event is satisfied, cancel the Orders subject to the delay by giving written notice of its intention to do so.

8.          Design and Intellectual Property Protection. (a) Except as otherwise expressly stated in the Attached Agreement, other than with respect to unmodified Non-Supplier Formulas submitted by Purchaser, Purchaser has no right, title or interest in or to the (i) Formulation Document and other specifications and information furnished by Supplier or supplied by Purchaser and modified by Supplier concerning Products, or the proprietary information contained in any of the foregoing by reason of the sale of such Products or otherwise; (ii) the Supplier Formulas; (iii) identification and source of Raw Materials procured by Supplier; (iv) Product Process Technology; and (v) all related improvements to any of the foregoing (the foregoing items (i) – (v) are collectively the “Supplier Property”). For purposes hereof, the term “Supplier Formula” means any formula for a Product that is created, derived or developed by or on behalf of Supplier. The term “Product Process Technology” means the Intellectual Property associated with the underlying materials, formulas, manufacturing and processes used to make Products or test Products. The term “Intellectual Property" means intellectual proprietary and property rights of any kind or nature including, without limitation, know-how, designs, formulas, technical drawings and documents, specifications, bill of materials documents, processes, developments, improvements, confidential or proprietary information, trade secrets, inventions, patents, trademarks and copyrights. The term “Non-Supplier Formula” means the precise and discrete raw material formulation developed by Purchaser based solely upon Purchaser’s Intellectual Property and without the assistance of Supplier. Purchaser, as a special inducement to Supplier, agrees not to directly or indirectly copy or reproduce any Supplier Property, and further agrees that it will not disassemble, decompile or reverse-engineer the Products or otherwise misappropriate or utilize the Supplier Property. The Supplier Property shall be kept confidential by Purchaser and Purchaser shall not disclose same to any third party, nor shall same be used by Purchaser for any purpose other than to assist Supplier in supplying the Products. All Supplier Property shall be and remain the exclusive property of Supplier and/or Supplier’s affiliates, as applicable, and such property shall be delivered to Supplier at Supplier’s request. With respect to designs, or Non-Supplier Formulas owned by Purchaser, such ownership shall be exclusive of Supplier’s unique designs, specifications, formulas, ingredients, Raw Materials, technologies and Supplier Property utilized in meeting Purchaser’s design, or Non-Supplier Formula, as the case may be.

All improvements to Supplier Property and the Products and the related intellectual property rights shall remain the exclusive property of Supplier irrespective of whether the improvements were suggested or made by or on behalf of Purchaser or any other Person.

Purchaser hereby acknowledges the validity of the Supplier Property including, without limitation, patents and patent applications presently pending and Purchaser hereby agrees that it will not directly or indirectly infringe the Supplier Property or contest or challenge this validity of the Supplier Property in any way.

(b)          Conflicts. Purchaser hereby acknowledges that Supplier develops, has developed, manufactures, has manufactured, markets, sells and/or otherwise distributes products that are or may be functionally equivalent or similar to the Products or that may be competitive with or substitutes for the Products. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that such activities that currently exist and that, without using the precise un-modified Non-Supplier Formulas, may exist hereafter and the development, manufacturing, marketing, sale and/or distribution of such products, shall not be deemed improper or violative of any duty or obligation of Supplier hereunder or under applicable Law.

9.          Miscellaneous. (a) Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Purchaser shall not have the right to assign its rights, benefits or duties hereunder without the prior written consent of Supplier. Any assignment in contravention of this provision shall be null and void, and of no legal force or effect.

(b)        Notices. All notices made hereunder shall be made in writing, and shall be deemed adequately delivered if delivered by certified mail, return receipt requested, postage pre-paid or by a courier service that regularly maintains records of its pick ups and deliveries, addressed to the parties at their respective addresses set forth above or to any other address designated by a party hereto by written notice of such address change. Mailed notices shall be deemed given when mailed and notices sent by courier shall be deemed given when delivered to the courier service. Both mailed and courier service notices shall be deemed received three (3) days after mailing such notice or delivering it to the courier service, as the case may be.

(c)         Captions. The headings and subheadings of this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provisions hereof.

(d)         Language Pre-Emption. The parties have requested that this Agreement be drafted in English; Les parties ont exiges que cette entente soit redigee en anglais.

(e)         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction on account of unconscionability or otherwise, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Further, to the extent that any term or provision hereof is deemed so invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

(f)         Waiver of Breach. Failure by Supplier to exercise any right, remedy or option hereunder or under Laws, or delay in exercising same, will not operate as a waiver, it being understood that no waiver by Supplier will be effective unless it is in writing and signed by Supplier, and then only to the extent specifically stated.

(g)        No course of dealing, usage of trade or course of performance shall be relevant to explain, supplement or modify any express provisions of this Schedule C or the Attached Agreement.

(h)        The provision of this Schedule C shall survive the termination, cancellation or expiration of the Attached Agreement.

(i)          In the event Supplier issued a quote in connection with an Order or the sale of Products, the terms and conditions of that quote are incorporated by reference herein. However, to the extent there is a conflict between the terms and conditions of this Agreement and the terms and conditions of such quote, the terms and conditions which are more favorable to Supplier, as determined solely by Supplier, shall apply.

(j)          Purchaser may request changes to Formulation Document and Supplier will use reasonable efforts to accommodate such changes, which shall include Supplier’s determination of the feasibility and practicability thereof. All such requested changes shall be subject to Supplier’s prior written consent. Purchaser shall be responsible and will promptly pay for all costs incurred as a result of a change accepted by Supplier, including, without limitation, the costs of testing, analysis and verification. Prices for Products subject to a change will be equitably adjusted based on additional costs incurred by Supplier on account of the change in question, as determined by Supplier.

(k)          The parties acknowledge and agree that all questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the domestic laws of the State of New York (including, without limitation, the UCC), without giving effect to principles of (i) comity of nations or (ii) conflicts of law, and this Agreement shall not be governed by the provisions of the U.N. Convention on Contracts for the International Sale of Goods. Any such action or proceeding commenced in connection with this Agreement will then be brought in the United States of America, State of New York.

Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the United States Arbitration Act and administered by the American Arbitration Association in accordance with its commercial arbitration rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

The arbitration proceedings shall be conducted before a panel of three (3) neutral arbitrators. The place of the arbitration shall be in Suffolk County, New York. Any award in an arbitration initiated under this Agreement shall be in accordance with New York law, as more particularly specified in this paragraph 11(k). The successful party will be entitled to be awarded all costs, including reasonable attorney’s fees, paid or incurred by such prevailing party during the course of the arbitration proceedings.

In any arbitration initiated under this Agreement the arbitrators will have no authority to award consequential, exemplary, incidental, indirect or special damages, lost profits or punitive or other damages not measured by the prevailing party’s actual direct damages, except as may be required by statute and then only to the extent such requirement cannot, as a matter of law, be waived. Any award shall include no injunction or direction to any party other than the direction to pay damages in accordance with the provisions hereof.

Except as required by law, neither party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Supplier and Purchaser.

If either party fails to proceed with arbitration as provided herein or unsuccessfully seeks to stay such arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.